Exhibit 99.1

QUIDEL’S FLU TEST SENSITIVITY VALIDATED AT 96% FOR TYPE A INFLUENZA

Studies provide reassuring data for patients this flu season and promising data for support of avian flu surveillance

SAN DIEGO, Calif., October 21, 2005 — Quidel Corporation (Nasdaq:QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, reported today that a clinical study to further validate the performance of its 10-minute diagnostic test for influenza, the QuickVue® Influenza A+B test, showed 96% sensitivity (true positive identification) and 97% specificity (true negative identification) in detecting type A influenza. The study was completed in Australia during that continent’s flu season from July through September 2005. The clinical data reinforce the analytical study findings from the University of Rochester Medical Center, announced on May 10, 2005, which demonstrated that the Quidel test had the highest sensitivity 95% of the time, was the easiest to use and provided the most rapid time to result compared with competing rapid tests.

The protocol of the Australian study was approved in advance by Australia’s National Research and Evaluation Ethics Committee and was conducted at general practitioner offices across New South Wales. Using a nasal swab obtained by office personnel from patients who presented with flu-like symptoms, the QuickVue Influenza A+B test results showed excellent accuracy. The study includes results compared with culture and the most sensitive diagnostic technique available in any clinical laboratory—the reverse transcriptase polymerase chain reaction (RT PCR). The Company plans to submit the results of the Australian study for publication in a peer-reviewed medical journal early in 2006.

“The Quidel rapid flu test is designed to quickly and easily take a patient sample with a comfortable nasal swab. The high level of detection with a nasal swab is unique to our test, and allows the physician to achieve required accuracy without the bother and discomfort of nasopharyngeal swabs or catheters that are inserted deep into the nasal cavity to collect specimens. This sampling ease along with excellent clinical results, 24-month stability, and CLIA waiver has positioned the Quidel QuickVue Influenza A+B test as the number one test used in physicians’ offices and outpatient settings” said Caren Mason, President and CEO of Quidel.

Ongoing Evaluation of QuickVue Influenza A+B Test for Avian Flu Monitoring.  “The high clinical accuracy of the QuickVue test to detect Type A influenza is especially significant in that the Type A influenza viruses are most commonly associated with epidemics and pandemics, such as the one which occurred in 1918,” said John Tamerius, Ph.D., Quidel’s Vice President Clinical and Regulatory Affairs. In separate studies conducted earlier in the 2004-2005 flu season in Hong Kong and Japan with in vitro cultured virus, Quidel’s QuickVue Influenza A+B test was shown to detect the H5N1 (Type A) virus that is causing the “bird flu” being widely discussed in public health and lay media. These studies demonstrated that the QuickVue Influenza A+B test can also detect other avian viral types, though the importance to humans of these viral types is not yet known.

Professor Hiroshi Kida, at the Hokkaido University study site in Japan, commented, “I found the Quidel kit to be as sensitive and reliable in detecting avian influenza viruses of each of the known [viral] subtypes, including H5N1, as it is in detecting human influenza viruses . . . Therefore, the kit has potential for research and field use in animal surveillance, as well as in human diagnostics should there be a pandemic influenza outbreak.”

“Now that we know the QuickVue Influenza A+B test can detect H5N1 and other avian influenzas that have been cultured in vitro, we are committed to working with public health officials worldwide to determine how we can contribute to enhancing both human and avian influenza surveillance” concluded Tamerius.

About Quidel Corp.

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of H5N1 involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

Contacts:

Quidel Corporation

Paul E. Landers

Senior Vice President & CFO

(858) 552-7962

Media Contact:	Investor Contact:
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
Chenoa Taitt	Bruce Voss or Don Marklin
Senior Vice President & CFO	(310) 691-7100
(212) 838-3777